Exhibit 10.2

January 21, 2020

Dear Maarten Jager,

Mattress Firm, Inc. (“MFI” or the “Company”) is pleased to extend to you the position of Chief Financial Officer as a full-time employee. This letter will serve to confirm our understanding of your acceptance of this position. This position will have a start date on February 3, 2020 or another date that is mutually acceptable.

Compensation

You will be compensated with a monthly salary of $50,000 (annualized at $600,000), paid semi-monthly, subject to normal withholdings.

Short Term Incentive Program

You are be eligible to participate in the Company’s Short-Term Incentive (STI) program. This program will provide you with the opportunity to earn an annual target bonus award in an amount equal to 50% of your base pay. Based on the achievement of bonus-award goals, the actual bonus can be in the range of 0% to 200% of your bonus opportunity. The Company reserves the right to amend or terminate any bonus or benefit programs at its discretion. Please refer to the STI addendum for a summary of the program.

Management Incentive Program

You are eligible to participate in the Management Incentive Program. The Compensation Committee has approved an equity grant to you, conditioned on the commencement of your employment with the Company. Additional documentation relating to the grant is included for your signature.

Temporary Housing Assistance

You will receive 60-day temporary accommodations and air travel.

Relocation Assistance

As part of your offer package you will receive a lump sum of $100,000 (grossed up to cover taxes) to assist with your relocation, as you see fit. You will move to Houston, TX within six months of your employment start date unless otherwise agreed by the Company. If you were to leave Mattress Firm within one (1) year you would be responsible for reimbursing the relocation bonus.

Severance Benefits

If Mattress Firm terminates your employment without cause after February 3, 2021, Mattress Firm will pay to you the equivalent of 52 weeks salary, in accordance to our current severance policy.

Policies and Benefits

As a new employee, you are invited to participate in the Mattress Firm Benefits programs. Enrollment must be completed within the first 31 days of your employment and coverage is effective on the first of the month following the 60th day of continuous employment.

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You are also entitled to the following:

●	20 days paid vacation in a 12-month period to be accrued and used in accordance with company policy;

●	8 days paid Corporate Holidays;

●	2 days paid volunteer service days;

●	3 floating holidays per calendar year, available to use following 6 months of employment, in accordance with company policy and

●	5 incidental absences per calendar year to be used in accordance with company policy

At-Will Employment

If you choose to accept this offer, please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment.

Acceptance

To indicate your acceptance of this offer, please sign below. This offer shall remain open until January 22, 2020 at 5:00PM CST. This letter, along with the Mattress Firm, Inc. Associate’s Handbook, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and the Chief Human Capital Officer of Mattress Firm, Inc.

Welcome to the Mattress Firm team!

Agreed to and Accepted by:

Signature	/s/ Maarten Jager	Name	Maarten Jager	Date	1/21/2020 | 1:19 PM

10201 SOUTH MAIN STREET | HOUSTON, TX 77025 | P 713.923.1090 | F 713.923.1096

MATTRESS FIRM, INC.

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

As a condition of my employment in the position of Chief Financial Officer with Mattress Firm, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and my receipt of the compensation now and hereafter paid to me by Company and the Company’s agreement in Section 2(a) (i), I, Maarten Jager, agree to the following terms and conditions of this Employment, Confidentiality and Non-Competition Agreement, (the “Agreement”):

1.            At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE COMPANY’S CEO. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.	Confidential Information.

(a)	Company Information.

(i)            The Company agrees that upon my promotion, it will make available to me that Confidential Information of the Company that will be unique and extensive and that will enable me to optimize the performance of my duties to the Company, including but not limited to the Company training program. In exchange, I agree to use such Confidential Information solely for the Company’s benefit. Notwithstanding the proceeding sentence, I agree that upon the termination of my employment in accordance with Section 1, the Company shall have no obligation to provide or otherwise make available to me any of its Confidential Information. I understand that “Confidential Information” means any Company proprietary information, marketing strategies, sales performance, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, the Company’s customers on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, pricing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii)           I agree at all times during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s Board of Directors, any of the Company’s Confidential Information.

(b)          Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

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c)         Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information, and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.            Assignment of Work Product. I agree that I will promptly make a full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Work Product”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Work Product developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

4.            Conflicting Employment. I agree that, during the term of my employment with the Company, I will devote my full time and efforts to the Company and I will not engage in any other employment, occupation or consulting activity, nor will I engage in any other activities that conflict with my obligations to the Company.

5.            Returning Company Documents, etc. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to paragraphs 2 and 3 herein, in the event of the termination of my employment.

6.            Notification of New Employer. If I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.            Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not hire any employees of the Company and I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

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8.            Interference. I agree that during the course of my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the opinion either of the Company or myself, with or without notice, I will not, either directly or indirectly, interfere with the Company’s contracts and relationships, or prospective contracts and relationships, including, but not limited to, the Company’s customer or client contracts and relationships.

9.           Covenant Not to Compete

(a)           I agree that during the course of my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, without the prior written consent of the Company, (i) directly or indirectly, including my spouse, on behalf of any person, firm or entity, engage in the sale or lease mattresses, box springs, headboards, footboards and bed frames, or (ii) serve as an owner, partner, consultant, officer, director, manager, lender, member, investor or otherwise for, any business that competes with the Company’s business that is located within the United States or online (“Geographical Area”). For the purpose of this Section 9(a) “competes” shall mean: providing for sale or lease mattresses, box springs, headboards, footboards and bed frames. Notwithstanding the foregoing, nothing herein shall prohibit me from working for a business that competes with Company’s business in a capacity that is not related to the sale or lease of mattresses, box springs, headboards, footboards and bed frames.

(b)           I acknowledge that I will derive significant value from the Company’s agreement in Section 2(a) (i) to provide me with that Confidential Information of the Company to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use the Company’s Confidential Information other than for the Company’s exclusive benefit and my obligation not to compete contained in subsection (a) above, is necessary to protect the Company’s Confidential Information and, consequently, to preserve the Company’s value and goodwill and is necessary to protect a substantial business interest of Company in the Geographical Area. I further acknowledge that time, Geographical Area and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the Geographical Areas as described above.

(c)            The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any Geographical Area defined herein. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, Geographical Area or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, Geographical Area or scope limitations, as the case may be, then permitted by such law.

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10.            Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

11.	Arbitration and Equitable Relief.

(a)           Arbitration. Except as provided in subsection (b) below, I agree that any dispute, claim or controversy concerning my employment or the termination of my employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b)          Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, 5, 7, 8 and 9 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance or such injunction and to the ordering of specific performance.

12.            General Provisions.

(a)         Governing Law: Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HOUSTON, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST MY BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

(b)         Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)         Severability. If one or more of the provisions in this Agreement are deemed void by law, including, but not limited to, the covenant not to compete in Section 9, then the remaining provisions will continue in full force and effect.

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(d)           Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(e)            Construction. The language used in this Agreement will be construed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

(f)            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

13.            I acknowledge and agree to each of the following items:

(a)            I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b)            I have carefully read this Agreement, I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c)            I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

Agreed to and Accepted by:

Signature	/s/ Maarten Jager	Name	Maarten Jager	Date	1/21/2020 | 1:19 PM

10201 SOUTH MAIN STREET | HOUSTON, TX 77025 | P 713.923.1090 | F 713.923.1096

MATTRESS FIRM, INC.

MUTUAL ARBITRATION AGREEMENT

Notice to all applicants. Individuals who wish to be considered for employment by Mattress Firm, Inc. and related companies must read and agree to the following Mutual Arbitration Agreement. If an individual desire to do so, he or she may stop the application process at this point and take the time to review these materials further. Each individual must, however, indicate agreement to the Mutual Arbitration Agreement, as well as complete the application for employment, if the individual wishes to continue the application process. All applicants beginning March 23, 2016, are required to agree to this Mutual Arbitration Agreement.

Mutual Arbitration Agreement

Arbitration: Mattress Firm recognizes that differences may arise between an employer and its employees that cannot be resolved without the assistance of an outside party, and it is implementing this Mutual Arbitration Agreement to provide for arbitration as the forum for resolving those differences. By this Agreement, both Mattress Firm, Inc. (“the Company”) and you agree to resolve any and all claims, disputes or controversies arising out of or relating to your application for employment, your employment with the Company, and/or the termination of your employment exclusively by arbitration to be administered by a neutral arbitration agency to be agreed upon by the parties. If the parties cannot reach agreement, the American Arbitration Association (“AAA”) shall administer the proceedings pursuant to its Rules for the resolution of employment disputes. Copies of AAA’s Rules are available on AAA’s website (www.adr.org) or from the Company’s Human Resources Department.

Covered Claims: Some, but not all, of the types of claims covered are: unpaid wages, overtime, or other compensation; discrimination or harassment on the basis of race, sex, age, national origin, religion, disability or any other unlawful basis; breach of contract; unlawful retaliation; wrongful discharge; employment-related tort claims such as defamation or negligence; and claims arising under any statutes or regulations applicable to applicants, to employees, or to the employment relationship. Claims not covered by this Agreement are: (a) administrative claims by an employee for workers' compensation, disability insurance, or unemployment benefits; (b) claims for benefits under a Company benefit plan or program that provides its own process for dispute resolution and arbitration of disputes; (c) claims in court by the Company or by you for emergency or temporary injunctive relief pending appointment of an arbitrator and the opportunity to be heard for similar relief by the arbitrator; and (d) claims seeking relief according to statutes which expressly prohibit arbitration or for which this Agreement would be invalid as a matter of law. This Agreement does not affect or limit your right to file an administrative charge or to cooperate with a state or federal agency such as the National Labor Relations Board or the Equal Employment Opportunity Commission. You are not waiving your rights under Section 7 of the National Labor Relations Act, and you will not be disciplined or threatened with discipline for exercising your rights. You and the Company agree that the parties are subject to the Federal Arbitration Act (“FAA”) and that this Agreement shall be enforceable pursuant to and interpreted in accordance with the FAA.

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Authority of the Arbitrator: The Arbitrator shall have the authority to award the same damages and other relief that would have been available to you as an individual claimant in court pursuant to applicable law. The Arbitrator shall not have the authority to add to, amend, or modify existing law or to alter the at-will status of the relationship between you and the Company. The Arbitrator shall have the authority to consider and rule on dispositive motions such as motions to dismiss or motions for summary judgment in accordance with the standards and burdens generally applicable to such motions in federal district court. The Arbitrator may issue subpoenas to compel the attendance of witnesses and to compel the production of documents during discovery and at the hearing and shall do so upon reasonable request of either party. Class Action, Collective Action and Representative Action Waiver: Because this Agreement is intended to resolve the particular dispute as quickly as possible, the Arbitrator shall not have the authority to consolidate the claims of other employees into a single proceeding, to fashion a proceeding as a class, collective, or representative action, or to award relief to a class or group of employees. All claims covered by this Agreement are intended to be brought and resolved on an individual basis. Both you and the Company are waiving any right to bring claims as class, collective, or representative actions.

Arbitrability: The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including without limitation any claim that this Agreement is void or voidable; provided, however, that any question or dispute concerning the interpretation, enforcement, or validity of the prohibition on class, collective, representative, and group actions shall be decided by a court and not the Arbitrator.

Procedures: If either party pursues a civil action in court involving claims which are not arbitrable and also pursues claims that are properly subject to arbitration, the parties agree that the court shall stay litigation of the non-arbitrable claims and require that arbitration proceed with respect to those claims subject to arbitration. It is agreed that the Arbitrator’s award and any related decisions on the arbitrable claims, including any determination of disputed factual or legal issues, shall be entitled to full force and effect in any separate lawsuit or court proceeding regarding the claims determined not to be subject to arbitration.

The Parties: As used in this Agreement, “Mattress Firm, Inc.” and “Company” shall include The Sleep Train, Inc., and it is intended that this Agreement is effective as to applicants for employment with The Sleep Train, Inc. For the purposes of the scope of the obligation to arbitrate, claims against the “Company” shall include claims against all parent and subsidiary and related companies, specifically including, but not limited to, Mattress Firm, Inc. and The Sleep Train, Inc., as well as their respective officers, directors, managers, supervisors, employees (current and former) and any trade names or alleged joint employers.

Effective Date / Modification and Termination: This Agreement shall apply to all applicants for employment effective March 23, 2016 (“Effective Date”). If any provisions of AAA’s Rules or of this Agreement are determined by the Arbitrator or by any court to be unlawful, invalid, or unenforceable, such provisions shall be severed or modified so that the Agreement may be enforced to the greatest extent permissible under the law, with all remaining terms and provisions to continue in full force and effect; provided, however, that the Agreement shall not be enforced in regard to the arbitration of any class, collective or representative actions if the prohibition on such proceedings in arbitration is severed, modified to allow arbitration of claims by more than one individual in a single proceeding, or determined to be unenforceable. This Agreement may be modified or terminated by the Company after thirty days written notice to you. Any modifications or terminations shall be prospective only and shall not apply to any claims or disputes that are pending in arbitration or that have been initiated by either party.

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Special Note: This Agreement and the Rules referenced above are important documents that affect your legal rights. You should familiarize yourself with and understand them, and, by signing below, you acknowledge that you have had the opportunity to do so. You may wish to seek legal advice or to consult with private legal counsel before signing this Agreement. By accepting this Agreement, or by submitting your application for employment after the Effective Date, you are agreeing to be bound to this Agreement, as does the Company. You understand that, as more fully set forth above, you must arbitrate any and all employment- related claims against the Company and that you may not file a lawsuit in court and have waived your right to a jury trial regarding any claims or disputes covered by this Agreement.

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Fiscal 2020 STI Bonus Addendum

The Mattress Firm Holding Corp. Annual Short-Term Incentive Plan provides for employee bonuses that are tied to predetermined performance goals. Consistent with prior years, the Company views EBITDA as a critical performance goal and, as such, the Performance Criteria for Fiscal 2020 shall be Adjusted EBITDA. For Fiscal 2020 (ending September 29, 2020) employee bonus potential will be based on a Target EBITDA.

Participants in the Fiscal 2020 Awards shall be all non-commissioned employees who are employed by the Company on or before June 30, 2020. An employee’s bonus is determined as follows:

●	If an employee’s start date is between October 1, 2019 and March 31, 2020, the employee will eligible for a full bonus payout based on results achieved.

●	If an employee’s start date with the Company is between April 1, 2020 and June 30, 2020, the employee will be eligible for ½ a bonus payout based on results achieved.

●	If an employee’s start date with the Company is on or after July 1, 2020, the individual will not be eligible to participate in the Fiscal 2020 Awards.

The bonus payment due to any participant shall be calculated as a percentage of such participant’s bonus potential multiplied by the participant’s annual base pay in effect on September 29, 2020. The applicable Target Level shall be determined by the participant’s position with the Company on September 29, 2020.

If a participant’s employment with the Company terminates on or before the date on which the bonuses payable hereunder are paid or if the participant is subject to a Performance Improvement Plan on the date on which the bonuses are paid, the participant automatically waives all rights to any bonus payment otherwise payable to him or her and any such bonus owed to the participant shall be immediately cancelled.

The Compensation Committee of Stripes US Holding, Inc., as administrator of the Plan, may, at the request of management, adjust the Maximum, Target and Threshold EBITDA levels hereunder to give effect to any acquisitions or other transactions materially affecting the performance of the Company.

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